Exhibit 99.1

Hecla Reports 24% Higher Revenues on Higher Production and Prices in Second Quarter 2020

Cash provided by operations close to five times higher than last year's first half

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--August 6, 2020--Hecla Mining Company (NYSE:HL) today announced second quarter 2020 financial and operating results.

HIGHLIGHTS

  All mines in operation (non-U.S. mines had government-mandated shutdowns of less than a month).
  Sales of $166.4 million, an increase of 24% over prior year period.
  Gross profit of $34.1 million, an increase of $54.3 million over prior year period.
  Cash provided by operating activities was $37.5 million while there were $10.8 million additions to properties, plant, equipment and mineral interests, resulting in $26.7 million of quarterly free cash flow.
  Silver production of 3.4 million ounces and gold production of 59,982 ounces.
  Net loss applicable to common shareholders of $14.2 million, or $0.03 per share.
  Adjusted net income applicable to common shareholders of $7.3 million, or $0.01 per share.1
  Adjusted EBITDA of $61.3 million and net debt/adjusted EBITDA (last 12 months) of 2.0x. 2,3
  Strong balance sheet with cash and cash equivalents of $76 million, repaid $160 million of revolving line of credit, leaving $50 million outstanding; expect full repayment by year end.
  In the third quarter, agreed with Investissement Quebec to issue C$50 million (US$36.8 million) of senior unsecured notes yielding 5.74%; expected use of proceeds for purchases of existing 7.25% coupon bonds, and Casa Berardi capital expenditures.
  Annual silver and gold production and cost guidance is unchanged.

"Despite the pandemic, Hecla had its second highest quarterly silver production since 2016 which, combined with higher prices, resulted in almost 25% more revenue than a year ago and generated about $27 million of free cash flow," said Phillips S. Baker, Jr., Hecla's President and CEO. "I am extremely proud of our workforce's adaptability and commitment in this challenging time which positions Hecla well to improve our cash flow generation in this higher silver and gold price environment."

Mr. Baker continued, "Hecla currently produces about a third of all the silver mined in the U.S., almost three times larger than the next primary producer. That number is expected to grow as Lucky Friday ramps up. As the United States' largest and oldest silver producer with America's largest silver reserve and resource, Hecla gives investors unique exposure to higher silver prices."

FINANCIAL OVERVIEW

	Second Quarter Ended		Six Months Ended
HIGHLIGHTS	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
FINANCIAL DATA
Sales (000)	$166,355	$134,172	$303,280	$286,789
Gross profit (loss) (000)	$34,079	$(20,243)	$45,451	$(16,799)
Loss applicable to common shareholders (000)	$(14,166)	$(46,670)	$(31,489)	$(72,341)
Basic and diluted loss per common share	$(0.03)	$(0.10)	$(0.06)	$(0.15)
Net Loss (000)	$(14,028)	$(46,532)	$(31,213)	$(72,065)
Cash provided by (used in) operating activities (000)	$37,526	$(11,317)	$42,453	$8,713

Net loss applicable to common shareholders for the second quarter 2020 was $14.2 million, or $0.03 per share, compared to net loss applicable to common shareholders of $46.7 million, or $0.10 per share, for the same period in 2019. The improved second quarter result was mainly due to the following items:

  Improved gross profit at each operation due to higher production and prices. Combined Greens Creek, Casa Berardi and Nevada operations generated $53.3 million more gross profit than the prior year period.
  Unrealized gains on equity investments of $6.4 million compared to losses of $1.1 million in the prior-year period.
  Lower exploration costs by $2.4 million compared to the second quarter of 2019, as the Company reduced discretionary spending during the pandemic.
  Lower general and administrative expense by $1.9 million, primarily due to lower incentive compensation.

These variances were partially offset by:

  Loss on metals derivative contracts of $14.0 million compared to a gain of $3.8 million in the second quarter of 2019, of which $5 million of the loss is a reversal of the gain in first quarter of 2020. The remainder is divided between the cost of the puts and increase in zinc and lead prices.
  Higher ramp-up and suspension costs by $7.3 million resulting from (i) Lucky Friday transitioning production between salary and hourly personnel and the recall, hiring and training of the returning hourly workforce, (ii) placement of the Midas and Hollister mines and Aurora mill in Nevada on care-and-maintenance, and (iii) the temporary suspension of operations at Casa Berardi and San Sebastian in response to COVID-19.
  $2.0 million in expense recognized for the value of Hecla shares contributed to the Hecla Charitable Foundation.

Cash provided by operating activities of $37.5 million in the second quarter 2020, $48.8 million higher than the $11.3 million of cash used by operating activities in the second quarter of 2019, due mainly to the $54.3 million increase in gross profit, partly offset by the net impact of working capital changes.

Adjusted EBITDA was $61.3 million compared to $17.7 million in the second quarter of 2019, reflecting the improved gross profit.

Capital expenditures at the operations totaled $13.7 million for the second quarter compared to $38.9 million in the second quarter of 2019, with the decrease primarily due to planned lower expenditures at the operations in 2020. Expenditures at Lucky Friday, Greens Creek and Casa Berardi were each about $4.5 million.

Metals Prices

The average realized silver price in the second quarter was $18.44 per ounce, 23% higher than the $15.01 in the second quarter of 2019. The average realized gold price increased 31%, to $1,736 per ounce. Average realized lead and zinc prices decreased 7% and 24%, respectively.

		Three Months Ended June 30
		2020	2019
Silver –	London PM Fix ($/ounce)	$16.33	$14.89
	Realized price per ounce	$18.44	$15.01
Gold –	London PM Fix ($/ounce)	$1,711	$1,310
	Realized price per ounce	$1,736	$1,322
Lead –	LME Final Cash Buyer ($/pound)	$0.76	$0.85
	Realized price per pound	$0.78	$0.84
Zinc –	LME Final Cash Buyer ($/pound)	$0.89	$1.25
	Realized price per pound	$0.89	$1.17

Base Metals Forward Sales Contracts And Precious Metals Put Contracts

Hecla enters into financially settled forward sales contracts to manage exposure to price variances on silver, gold, zinc and lead concentrate shipments (also called provisional hedges). In addition, the Company uses financially settled forward contracts to manage exposure to changes in prices of zinc and lead (but not silver and gold) contained in the forecasted future concentrate shipments.

Percentage of Production Hedged
Average Price per Pound

	Forward Sales
	Zinc		Lead
	% of sales	Price	% of sales	Price
Hedges as a % of Sales
Q3/2020	89%	$0.88	95%	$0.75
Q4/2020	97%	$0.89	43%	$0.78
Q1/2021	19%	$0.91	6%	$0.77

Hecla has also entered into put contracts to protect the minimum price it receives for silver and gold, while retaining exposure to price increases. As of June 30, the Company has spent about $0.52 per ounce on buying silver puts for a portion of silver production and about $84 per ounce on buying gold puts for a portion of gold production for the second half of 2020. Cost of this silver and gold protection insurance represents less than 3% of forecasted revenue.

OPERATIONS OVERVIEW

Overview

The following table provides the production summary on a consolidated basis for the second quarter and six months ended June 30, 2020 and 2019:

		Second Quarter Ended		Six Months Ended
		June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
PRODUCTION SUMMARY
Silver -	Ounces produced	3,403,781	3,018,765	6,649,250	5,941,896
	Payable ounces sold	3,348,639	2,418,586	5,930,918	5,316,669
Gold -	Ounces produced	59,982	60,768	118,774	120,789
	Payable ounces sold	51,398	59,127	108,501	120,063
Lead -	Tons produced	8,977	5,515	14,870	11,299
	Payable tons sold	8,026	3,963	12,156	8,811
Zinc -	Tons produced	17,855	13,315	30,702	27,259
	Payable tons sold	11,989	9,823	21,825	19,356

The following tables provide a summary of the final production, cost of sales and other direct production costs and depletion, depreciation and amortization, cash cost, after by-product credits, per silver and gold ounce, and AISC, after by-product credits, per silver and gold ounce for the second quarter and six months ended June 30, 2020, with comparisons to the prior year period:

Second Quarter Ended			Greens Creek		Lucky Friday	San Sebastian		Casa Berardi		Nevada Operations
June 30, 2020	Silver	Gold	Silver	Gold	Silver	Silver	Gold	Gold	Silver	Gold	Silver
Production (ounces)	3,403,781	59,982	2,753,919	13,104	469,537	158,842	1,331	30,756	5,495	14,791	15,988
Increase/(decrease)	385,016	(786)	381,649	(153)	342,390	(304,893)	(2,216)	(514)	(669)	2,097	(33,461)
Cost of sales and other direct production costs and depreciation, depletion and amortization (000)	$73,137	$59,139	$57,672	$—	$11,455	$4,010	$—	$45,582	$—	$13,557	$—
Increase/(decrease)	$11,393	$(33,532)	$12,022	N/A	$6,504	$(7,133)	N/A	$(9,570)	N/A	$(23,962)	N/A
Cash costs, after by-product credits, per silver or gold ounce [4,6]	$4.97	$846	$5.19	$—	$—	$1.14	$—	$919	$—	$694	$—
Increase/(decrease)	$1.47	$(305)	$2.81	N/A	$—	$(8.08)	N/A	$(182)	N/A	$(580)	N/A
AISC, after by-product credits per silver or gold ounce[5]	$9.33	$977	$7.11	$—	$—	$1.85	$—	$1,077	$—	$769	$—
Increase/(decrease)	$(1.83)	$(723)	$0.74	N/A	$—	$(13.65)	N/A	$(360)	N/A	$(1,578)	N/A
Six Months Ended			Greens Creek		Lucky Friday	San Sebastian		Casa Berardi		Nevada Operations
June 30, 2020	Silver	Gold	Silver	Gold	Silver	Silver	Gold	Gold	Silver	Gold	Silver
Production (ounces)	6,649,250	118,774	5,529,626	25,377	565,285	505,467	4,133	57,508	11,429	31,756	37,443
Increase/(decrease)	707,354	(2,015)	924,609	(2,208)	264,511	(399,347)	(2,944)	(5,561)	(2,975)	8,698	(79,444)
Cost of sales and other direct production costs and depreciation, depletion and amortization (000)	$133,451	$124,378	$106,853	$—	$14,287	$12,311	$—	$93,907	$—	$30,471	$—
Increase/(decrease)	$3,062	$(48,821)	$7,091	N/A	$7,155	$(11,184)	N/A	$(10,326)	N/A	$(38,495)	N/A
Cash costs, after by-product credits, per silver or gold ounce [4,6]	$5.38	$952	$5.41	$—	$—	$5.09	$—	$1,081	$—	$716	$—
Increase/(decrease)	$2.48	$(261)	$3.95	N/A	$—	$(5.11)	N/A	$(26)	N/A	$(786)	N/A
AISC, after by-product credits per silver or gold ounce[5]	$10.10	$1,135	$7.51	$—	$—	$5.65	$—	$1,327	$—	$787	$—
Increase/(decrease)	$(0.19)	$(594)	$2.66	N/A	$—	$(10.37)	N/A	$(60)	N/A	$(1,879)	N/A

Greens Creek Mine - Alaska

Operations at Greens Creek continue strongly, with higher silver production due to higher grades. The mill operated at an average of 2,366 tons per day (tpd), which was slightly higher than the second quarter of 2019. The per ounce silver costs were higher primarily due to lower by-products on a per ounce basis resulting from lower zinc and lead prices and higher silver production, higher treatment costs due to unfavorable changes in smelter terms and COVID-19 costs. The increased silver production means there is less by-product credit to apply to each ounce of silver, so the cost per ounce after by-products is higher.

The mine quickly implemented a 14-day quarantine for all employees before coming to Admiralty Island, where the mine is located. This proactive approach helped to protect the workforce from the potential spread of the COVID-19 virus and was consistent with the Governor's order. With the addition of strict testing protocols, the mine recently reduced the quarantine period to 7 days for workers traveling to Juneau to work at Greens Creek. This change is expected to continue to protect our people and the community, and reduce the cost associated with operating under the pandemic.

Casa Berardi - Quebec

At the Casa Berardi mine, the decrease in gold ounces compared to the second quarter of 2019 is the result of the Government-mandated shutdown of operations due to COVID-19. The mine restarted operations on April 15, three weeks after the shutdown, and is performing well. The mill operated at an average of 3,595 tpd, which was 6% lower than the second quarter of 2019. The decrease in cash cost, after by-product credits, per gold ounce is mainly due to lower mine contractor costs as the contractor was re-mobilized slowly. The lower mining costs, along with lower capital and exploration spending, resulted in lower AISC, after by-product credits, of $1,077 per gold ounce, compared to $1,437 in the second quarter of 2019.5

Despite COVID-19, process improvement activities focused on improving mill reliability, throughput and recovery continued. These efforts are expected to lead to reduced costs and increased cash flow when complete but are somewhat delayed by the COVID-19 restrictions. Production from Casa Berardi is expected to be higher in second half of the year as production from the higher-grade 148 Zone increases.

Lucky Friday Mine - Idaho

At the Lucky Friday Mine, the ramp-up to full production is proceeding as expected. The #2 shaft hoist upgrade project was completed on schedule and below budget. The mine is on target to return to pre-strike production levels in the fourth quarter, so 2021 is anticipated to have a full year of production.

Underground testing and modification of the Remote Vein Miner (RVM) continues in Sweden, but the project is being negatively impacted by COVID-19, as travel restrictions has prevented Hecla oversight and Sweden is operating with a reduced work schedule. Acceptance testing in Sweden will continue until the machine meets requisite performance parameters. In parallel, the Company is pursuing additional initiatives to increase productivity at the mine.

San Sebastian - Mexico

At the San Sebastian mine, the mill restarted on May 30 after the Government-mandated shutdown of operations due to COVID-19. Silver and gold production were lower compared to the second quarter of 2019 due to lower ore grades, as well as the shutdown. The mill operated at an average of 528 tpd when it operated, which was slightly higher than the second quarter of 2019.

The cash cost, after by-product credits, decreased due to higher by-product gold credits on a per ounce basis primarily as a result of higher gold prices, partially offset by lower silver production. The AISC, after by-product credits, was lower due to the decrease attributed to the higher by-product credits, along with lower capital and exploration spending.

Mining of oxide material is expected to be completed in the third quarter and milling in the fourth quarter of 2020. The Company continues to assess the viability of mining the sulfide Hugh Zone, and continues exploration of El Toro, but expects to idle the mine in the fourth quarter.

Nevada Operations

For the Nevada operations, very high grades were experienced in the material being processed at the Midas mill. Not all the material processed was sold in the second quarter, with the remainder sold in the third quarter. No further processing is currently anticipated in the Midas mill. Mining is now focused primarily on material for the 30,000-ton bulk sample test, of which approximately 16,000 tons have been accumulated to date, with mining expected to continue through the remainder of 2020. The bulk sample test is designed to provide information on alternate mining techniques, water management, and process recovery rates at a third-party facility. To date the geotechnical, hydrology, mining productivity and cost have all been better than anticipated. The grade and metallurgical parameters are in line with the model. The bulk sample is expected to be sent for third-party processing late in the third quarter with results expected around year end. Production from this test is expected to be between 5 and 10 thousand ounces of gold.

Ore was processed at an average of 117 tpd compared to 642 tpd in the second quarter of 2019.

EXPLORATION

Exploration expenses were $2.0 million for the second quarter, representing a 55% decrease from the prior year period, as a result of decreased activity at all sites due to the COVID-19 pandemic.

Greens Creek – Alaska

At Greens Creek, the reduced drilling program was focused on supporting active mining with limited pre-production drilling in the Southwest Zone and definition drilling in the East Ore Zone. Strong definition drilling assay results continue to confirm and upgrade the East Ore Zone resources. In the East Ore Zone, intersections targeting the middle portion of the zone along 600 feet of strike length, included 12.2 oz/ton silver, 0.09 oz/ton gold, 7.7% zinc and 2.8% lead over 7.0 feet, and 10.6 oz/ton silver, 0.12 oz/ton gold, 16.6% zinc and 5.0% lead over 3.0 feet. Once the current phase of definition drilling in the East Ore Zone is completed, the planned activity in the third quarter of 2020 is to further define and explore the 200 South Zone.

More complete drill assay highlights from Greens Creek can be found in Table A at the end of the release.

Casa Berardi – Quebec

At Casa Berardi, drilling in the East Mine focused on defining continuity and expanding mineralization in the 160 Zone Pit area and expanding mineralization in the high-grade underground 148 Zone. Definition drilling in the 160 Zone targeted mineralization below the current 160 Pit shell to further define the continuity of the 160 lenses. Intersections from this drilling included 0.05 oz/ton gold over 42.6 feet including 0.18 oz/ton gold over 5.2 feet and confirms continuity of the mineralized 160 lenses. Exploration drilling in the East Mine occurred in the 148 Zone from underground targeting the eastern and western down-plunge trend of the known high-grade mineralization. At depth, the 148-01 lens appears to be splitting into two lenses, one north and one south of the Casa Berardi Fault. Intersections include 0.32 oz/ton gold over 19.7 feet including 0.78 oz/ton gold over 4.6 feet, 0.07 oz/ton gold over 13.4 feet including 0.38 oz/ton gold over 1.1 feet and 0.20 oz/ton gold over 31.2 feet including 1.15 oz/ton gold over 2.0 feet.

In the West Mine area, drilling targeted the depth extensions of the 128 Zone. Recent high-grade intersections include 0.82 oz/ton gold over 11.2 feet including 2.11 oz/ton gold over 4.1 feet. These initial results show higher grades below the current resources and are open at depth for expansion.

In the third quarter of 2020, underground drilling is planned to expand and refine resources in the 123, 124, and 128 zones in the West Mine and the high-grade 148 Zone in the East Mine.

More complete drill assay highlights from Casa Berardi can be found in Table A at the end of the release.

San Sebastian - Mexico

At San Sebastian, one surface reverse circulation drill rig completed the 2020 Short Vertical Reverse Circulation (SVRC) drilling grid designed to explore for new veins and near-surface oxide mineralization through cover by sampling overburden and bedrock west of the current El Toro resource area. Results to date are positive with the discovery of a new vein and two additional strong anomalies west of the El Toro vein. These positive results continue to demonstrate the effectiveness of using SVRC drilling to discover new veins under thick soil cover. Follow-up drilling for this new vein and anomalies is being evaluated.

Exploration drilling at El Toro targeted areas between known ore shoots within the El Toro Vein to expand mineralization laterally between known ore shoots. Intersections include 0.06 oz/ton gold and 8.4 oz/ton silver over 5.3 feet and 0.07 oz/ton gold and 7.8 oz/ton silver over 2.5 feet.

In the third quarter of 2020, exploration drilling is planned to follow-up on the new vein and the multiple anomalies west of the El Toro vein generated from the SVRC drilling program.

More complete drill assay highlights from San Sebastian can be found in Table A at the end of the release.

PRE-DEVELOPMENT

Pre-development spending was $0.6 million for the quarter, compared to $0.8 million for the second quarter of 2019, principally to advance the permitting of Rock Creek and Montanore.

DIVIDENDS

Common

The Board of Directors elected to declare a quarterly cash dividend of $0.0025 per share of common stock, payable on or about September 1, 2020, to shareholders of record on August 19, 2020. The realized silver price was $18.44 in the second quarter and therefore did not satisfy the criteria for a larger dividend under the Company's dividend policy.

Preferred

The Board of Directors elected to declare a quarterly cash dividend of $0.875 per share of preferred stock, payable on or about October 1, 2020, to shareholders of record on September 15, 2020.

MANAGEMENT CHANGES

Hecla today announced that Mr. Mike Westerlund, Vice President of Investor Relations, is leaving the company effective August 14, 2020. A search is underway for a replacement.

“I want to thank Mike for his significant contributions to Hecla over the past eight years and wish him well in his future endeavors. I know the investment community and the Hecla team enjoyed working with him, and we plan on building on his good work in the future," said Mr. Baker.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Thursday, August 6, at 10:00 a.m. Eastern Time to discuss these results. We recommend that you dial in at least 10 minutes before the call is due to commence. You may join the conference call by dialing toll-free 1-833-350-1380 or for international dialing 1-647-689-6934. The Participant Code is 5074513 and must be provided when dialing in. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors.

VIRTUAL INVESTOR EVENT

Hecla will be holding a Virtual Investor Event on Friday, August 7, 2020, from 08:00 a.m. to 10:00 a.m. PDT.

Hecla invites shareholders, investors, and other interested parties to schedule a personal, 30-minute virtual meeting (video or telephone) with a member of senior management. Click on the link below to schedule a call (You can also copy and paste the link into your web browser.). If you are unable to book a time, either due to high demand or for other reasons, please reach out to Mike Westerlund, VP - Investor Relations at mwesterlund@hecla-mining.com or at 604.694.7729.

  Operations call with Lauren Roberts, SR VP and COO and senior mine management: https://calendly.com/2020-q2-vie/operations
  Finance call with Lindsay Hall, SR VP and CFO: https://calendly.com/2020-q2-vie/finance
  Call with Phil Baker, President and CEO: https://calendly.com/2020-q2-vie/ceo

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho, and Mexico and is a gold producer with operating mines in Quebec, Canada and Nevada. The Company also has exploration and pre-development properties in seven world-class silver and gold mining districts in the U.S., Canada and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the United States (GAAP). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(1) Adjusted net (loss) income applicable to common stockholders is a non-GAAP measurement, a reconciliation of which to net (loss) income applicable to common stockholders, the most comparable GAAP measure, can be found at the end of the release. Adjusted net (loss) income is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net (loss) income, or cash (used in) provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(2) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net (loss) income, the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net (loss) income, or cash (used in) provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(3) Net debt to adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to debt and net (loss) income, the most comparable GAAP measurements, can be found at the end of the release. It is an important measure for management to measure relative indebtedness and the ability to service the debt relative to its peers. It is calculated as total debt outstanding less total cash on hand divided by adjusted EBITDA.

(4) Cash cost, after by-product credits, per silver or gold ounce is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization (sometimes referred to as "cost of sales" in this release), can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a silver and gold mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare performance with that of other silver mining companies, and aggregating Casa Berardi and the Nevada operations, to compare its performance with other gold mining companies. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program. Cash cost, after by-product credits, per silver ounce is not presented for Lucky Friday for the second quarters and first halves of 2020 and 2019, as production was limited due to the strike and results are not comparable to those from prior periods and are not indicative of future operating results under full production.

(5) All in sustaining cost (AISC), after by-product credits, is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the closest GAAP measurement, can be found in the end of the release. AISC, after by-product credits, includes cost of sales and other direct production costs, expenses for reclamation and exploration at the mine sites, corporate exploration related to sustaining operations, and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits. AISC, after by-product credits, per silver ounce is not presented for Lucky Friday for the second quarters and first halves of 2020 and 2019, as production was limited due to the strike and results are not comparable to those from prior periods and are not indicative of future operating results under full production.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that all in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts to help in the understanding of the economics of our operations and performance compared to other producers and in the investor's visibility by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(6) Cash cost, after by-product credits, per gold ounce is only applicable to Casa Berardi and Nevada Operations production. Gold produced from Greens Creek and San Sebastian is treated as a by-product credit against the silver cash cost.

Numbers may be rounded.

Cautionary Statements to Investors on Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. When a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition and often contain words such as “anticipate,” “intend,” “plan,” “will,” “could,” “would,” “estimate,” “should,” “expect,” “believe,” “project,” “target,” “indicative,” “preliminary,” “potential” and similar expressions. Forward-looking statements in this news release may include, without limitation: (i) estimates of future production, sales, cash flows and costs; (ii) expectations regarding the development, growth potential, financial performance of the Company’s projects, including growth in silver production and throughput rate at Lucky Friday; (iii) the Company’s mineral reserves and resources; (iv) performance of our counterparties to our hedging arrangements, including put options; (v) the effectiveness of the Company's protocols to mitigate the risks presented by COVID-19; (vi) improvement of mill performance at Casa Berardi and potential for reduced cost and higher cash flow; (vii) the level of borrowings under the revolving credit agreement at the end of 2020; and (viii) completion and results of the bulk sample test in Nevada; and (ix) impact of metals prices on costs and cash flows. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, which could cause actual results to differ from forward-looking statements. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the USD/CAD and USD/MXN, being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; (viii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated; (ix) counterparties performing their obligations under hedging instruments and put option contracts; (x) sufficient workforce is available and trained to perform assigned tasks; (xi) weather patterns and rain/snowfall within normal seasonal ranges so as not to impact operations; (xii) relations with interested parties, including Native Americans, remain productive; (xiii) economic terms can be reached with third-party mill operators who have capacity to process our ore; (xiv) maintaining availability of water rights; (xv) factors do not arise that reduce available cash balances, (xvi) there being no material increases in our current requirements to post or maintain reclamation and performance bonds or collateral related thereto, and (xvii) the Company's plans for refinancing its high yield notes proceeding as expected.

In addition, material risks that could cause actual results to differ from forward-looking statements include, but are not limited to: (i) gold, silver and other metals price volatility; (ii) operating risks; (iii) currency fluctuations; (iv) increased production costs and variances in ore grade or recovery rates from those assumed in mining plans; (v) community relations; (vi) conflict resolution and outcome of projects or oppositions; (vii) litigation, political, regulatory, labor and environmental risks; (viii) exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration; (ix) the failure of counterparties to perform their obligations under hedging instruments, including put option contracts; (x) our plans for improvements at our Nevada operations, including at Fire Creek, are not successful; (xi) our estimates for the third and fourth quarter results are inaccurate; (xii) we take a material impairment charge on our Nevada operations; and (xiii) we are unable to remain in compliance with all terms of the credit agreement in order to maintain continued access to the revolver. For a more detailed discussion of such risks and other factors, see the Company’s 2019 Form 10-K, filed on February 13, 2020, and Form 10-Q filed on each of May 7, 2020 with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this presentation, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

Kurt D. Allen, MSc., CPG, Director - Exploration of Hecla Limited and Keith Blair, MSc., CPG, Chief Geologist of Hecla Limited, who serve as a Qualified Persons under National Instrument 43-101("NI 43-101"), supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of analytical or testing procedures for the Greens Creek Mine are contained in a technical report titled “Technical Report for the Greens Creek Mine” effective date December 31, 2018, and for the Lucky Friday Mine are contained in a technical report titled “Technical Report for the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, for Casa Berardi are contained in a technical report titled "Technical Report on the mineral resource and mineral reserve estimate for Casa Berardi Mine, Northwestern Quebec, Canada" effective date December 31, 2018 (the "Casa Berardi Technical Report"), and for the San Sebastian Mine, Mexico, are contained in a technical report prepared for Hecla titled “Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico” effective date September 8, 2015 . Also included in these four technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures for the Fire Creek Mine are contained in a technical report prepared for Klondex Mines, dated March 31, 2018; the Hollister Mine dated May 31, 2017, amended August 9, 2017; and the Midas Mine dated August 31, 2014, amended April 2, 2015. Copies of these technical reports are available under Hecla's and Klondex's profiles on SEDAR at www.sedar.com. Mr. Allen and Mr. Blair reviewed and verified information regarding drill sampling, data verification of all digitally-collected data, drill surveys and specific gravity determinations relating to all the mines. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

HECLA MINING COMPANY
Condensed Consolidated Statements of Loss
(dollars and shares in thousands, except per share amounts - unaudited)

	Second Quarter Ended		Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Sales of products	$166,355	$134,172	$303,280	$286,789
Cost of sales and other direct production costs	92,853	104,938	178,740	215,324
Depreciation, depletion and amortization	39,423	49,477	79,089	88,264
	132,276	154,415	257,829	303,588
Gross profit (loss)	34,079	(20,243)	45,451	(16,799)

Other operating expenses:
General and administrative	6,979	8,918	15,918	18,877
Exploration	1,962	4,346	4,492	8,748
Pre-development	563	798	1,098	1,654
Research and development	—	158	—	561
Other operating expense	1,439	657	2,354	1,244
Loss on disposition or impairment of properties, plants, equipment and mineral interests	677	4,642	573	4,642
Provision for closed operations and environmental matters	1,037	1,052	1,553	1,622
Ramp-up and suspension costs	9,572	2,266	22,568	5,044
Foundation grant	1,970	—	1,970	—
Acquisition costs	6	397	11	410
	24,205	23,234	50,537	42,802
Income (loss) from operations	9,874	(43,477)	(5,086)	(59,601)
Other income (expense):
Unrealized gain (loss) on investments	6,409	(1,129)	5,431	(1,033)
(Loss) gain on derivative contracts	(14,002)	3,798	(6,109)	1,999
Other expense	(649)	(1,187)	(1,176)	(2,311)
Net foreign exchange (loss) gain	(3,205)	(4,381)	3,431	(7,514)
Interest expense	(11,829)	(11,335)	(28,140)	(22,000)
	(23,276)	(14,234)	(26,563)	(30,859)
Loss before income taxes	(13,402)	(57,711)	(31,649)	(90,460)
Income tax (provision) benefit	(626)	11,179	436	18,395
Net loss	(14,028)	(46,532)	(31,213)	(72,065)
Preferred stock dividends	(138)	(138)	(276)	(276)
Loss applicable to common shareholders	$(14,166)	$(46,670)	$(31,489)	$(72,341)
Basic and diluted loss per common share after preferred dividends	$(0.03)	$(0.10)	$(0.06)	$(0.15)
Weighted average number of common shares outstanding - basic	525,243	486,065	524,218	484,438
Weighted average number of common shares outstanding - diluted	525,243	486,065	524,218	484,438

HECLA MINING COMPANY
Condensed Consolidated Balance Sheets
(dollars and shares in thousands - unaudited)

	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$75,923	$62,452
Accounts receivable:
Trade	26,003	11,952
Taxes	11,847	20,048
Other, net	3,851	6,421
Inventories	82,542	66,213
Prepaid taxes	5,148	107
Other current assets	9,567	11,931
Total current assets	214,881	179,124
Non-current investments	12,162	6,207
Non-current restricted cash and investments	1,053	1,025
Properties, plants, equipment and mineral interests, net	2,354,883	2,423,698
Operating lease right-of-use asset	13,220	16,381
Non-current deferred income taxes	3,181	3,537
Other non-current assets and deferred charges	4,028	7,336
Total assets	$2,603,408	$2,637,308

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$40,789	$57,716
Accrued payroll and related benefits	24,561	26,916
Accrued taxes	8,451	4,776
Current portion of finance leases	5,745	5,429
Current portion of operating leases	4,162	5,580
Other current liabilities	26,819	11,976
Current portion of accrued reclamation and closure costs	5,109	4,581
Total current liabilities	115,636	116,974
Non-current finance leases	7,057	7,214
Non-current operating leases	9,079	10,818
Accrued reclamation and closure costs	99,449	103,793
Long-term debt - Senior Notes	468,252	504,729
Long-term debt - revolving credit facility	50,000	—
Non-current deferred tax liability	128,677	138,282
Non-current pension liability	58,848	56,219
Other non-current liabilities	7,717	6,856
Total liabilities	944,715	944,885

SHAREHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	133,699	132,292
Capital surplus	1,982,400	1,973,700
Accumulated deficit	(387,688)	(353,331)
Accumulated other comprehensive loss	(46,261)	(37,310)
Treasury stock	(23,496)	(22,967)
Total shareholders’ equity	1,658,693	1,692,423
Total liabilities and shareholders’ equity	$2,603,408	$2,637,308
Common shares outstanding	527,839	522,896

HECLA MINING COMPANY
Condensed Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	Six Months Ended
	June 30, 2020	June 30, 2019
OPERATING ACTIVITIES
Net loss	$(31,213)	$(72,065)
Non-cash elements included in net loss:
Depreciation, depletion and amortization	84,185	90,821
Unrealized (gain) loss on investments	(5,431)	1,033
Adjustment of inventory to market value	—	1,399
Loss on disposition of properties, plants, equipment and mineral interests	573	4,642
Provision for reclamation and closure costs	3,093	3,209
Stock compensation	2,428	3,552
Deferred income taxes	(5,165)	(22,585)
Amortization of loan origination fees	2,624	1,252
Loss (gain) on derivative contracts	11,188	(6,101)
Foreign exchange (gain) loss	(3,725)	12,220
Foundation grant	1,970	—
Change in assets and liabilities:
Accounts receivable	(6,050)	(12,772)
Inventories	(4,580)	(147)
Other current and non-current assets	(924)	16,784
Accounts payable and accrued liabilities	(15,415)	(12,085)
Accrued payroll and related benefits	5,418	1,660
Accrued taxes	3,912	(6,452)
Accrued reclamation and closure costs and other non-current liabilities	(435)	4,348
Cash provided by operating activities	42,453	8,713

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(30,689)	(71,245)
Proceeds from disposition of properties, plants and equipment	200	25
Purchases of investments	(637)	(107)
Net cash used in investing activities	(31,126)	(71,327)

FINANCING ACTIVITIES
Acquisition of treasury shares	(2,745)	(1,644)
Dividends paid to common shareholders	(2,622)	(2,430)
Dividends paid to preferred shareholders	(276)	(276)
Credit availability and debt issuance fees paid	(551)	(46)
Payments on debt	(666,500)	(118,000)
Borrowings on debt	679,500	170,000
Repayments of finance leases	(2,840)	(3,377)
Net cash provided by financing activities	3,966	44,227
Effect of exchange rates on cash	(1,794)	432
Net increase (decrease) in cash, cash equivalents and restricted cash	13,499	(17,955)
Cash, cash equivalents and restricted cash at beginning of period	63,477	28,414
Cash, cash equivalents and restricted cash at end of period	$76,976	$10,459

HECLA MINING COMPANY
Production Data

	Three Months Ended		Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
GREENS CREEK UNIT
Tons of ore milled	215,275	209,370	414,079	416,195
Mining cost per ton of ore	$81.16	$80.41	$82.40	$79.62
Milling cost per ton of ore	$34.90	$35.10	$38.61	$35.48
Ore grade milled - Silver (oz./ton)	15.56	14.36	16.19	13.91
Ore grade milled - Gold (oz./ton)	0.084	0.092	0.084	0.095
Ore grade milled - Lead (%)	3.27	2.75	3.20	2.79
Ore grade milled - Zinc (%)	8.16	6.82	7.55	7.07
Silver produced (oz.)	2,753,919	2,372,270	5,529,626	4,605,017
Gold produced (oz.)	13,104	13,257	25,377	27,585
Lead produced (tons)	5,889	4,628	11,087	9,410
Zinc produced (tons)	16,184	12,739	28,671	26,257
Cash cost, after by-product credits, per silver ounce [1]	$5.19	$2.38	$5.41	$1.46
AISC, after by-product credits, per silver ounce [1]	$7.11	$6.37	$7.51	$4.85
Capital additions (in thousands)	$4,501	$8,665	$10,011	$13,977
LUCKY FRIDAY UNIT
Tons of ore milled	44,682	13,697	54,901	27,500
Ore grade milled - Silver (oz./ton)	10.99	10.12	10.78	11.73
Ore grade milled - Lead (%)	7.33	7.19	7.31	7.58
Ore grade milled - Zinc (%)	4.07	5.03	4.03	4.28
Silver produced (oz.)	469,537	127,147	565,285	300,774
Lead produced (tons)	3,088	887	3,783	1,889
Zinc produced (tons)	1,671	576	2,031	1,002
Capital additions (in thousands)	$4,761	$1,481	$9,056	$3,207

	Three Months Ended		Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
CASA BERARDI UNIT
Tons of ore milled - underground	154,265	200,148	315,202	389,504
Tons of ore milled - surface pit	126,155	147,448	296,836	287,850
Tons of ore milled - total	280,420	347,596	612,038	677,347
Surface tons mined - ore and waste	930,117	1,862,402	2,655,091	4,022,525
Mining cost per ton of ore - underground	$104.00	$94.16	$111.05	$101.89
Mining cost per ton - combined	$71.68	$76.35	$74.21	$81.11
Mining cost per ton of ore and waste - surface tons mined	$4.18	$4.13	$3.85	$3.96
Milling cost per ton of ore	$21.11	$18.28	$21.57	$17.06
Ore grade milled - Gold (oz./ton) - underground	0.163	0.155	0.135	0.162
Ore grade milled - Gold (oz./ton) - surface pit	0.045	0.052	0.050	0.053
Ore grade milled - Gold (oz./ton) - combined	0.130	0.112	0.115	0.116
Ore grade milled - Silver (oz./ton)	0.02	0.02	0.02	0.03
Gold produced (oz.) - underground	25,074	24,585	42,655	49,848
Gold produced (oz.) - surface pit	5,682	6,685	14,853	13,221
Gold produced (oz.) - total	30,756	31,270	57,508	63,069
Silver produced (oz.)	5,495	6,164	11,429	14,404
Cash cost, after by-product credits, per gold ounce [1]	$919	$1,101	$1,081	$1,107
AISC, after by-product credits, per gold ounce [1]	$1,077	$1,437	$1,327	$1,387
Capital additions (in thousands)	$4,278	$9,442	$12,784	$15,121
SAN SEBASTIAN
Tons of ore milled	21,647	45,869	57,123	90,344
Mining cost per ton of ore	$31.01	$108.25	$67.59	$116.79
Milling cost per ton of ore	$51.68	$61.43	$58.95	$61.81
Ore grade milled - Silver (oz./ton)	7.96	11.03	9.63	10.99
Ore grade milled - Gold (oz./ton)	0.074	0.092	0.085	0.093
Silver produced (oz.)	158,842	463,735	505,467	904,814
Gold produced (oz.)	1,331	3,547	4,133	7,077
Cash cost, after by-product credits, per silver ounce [1]	$1.14	$9.22	$5.09	$10.20
AISC, after by-product credits, per silver ounce [1]	$1.85	$15.50	$5.65	$16.02
Capital additions (in thousands)	$(499)	$2,084	$304	$3,980
NEVADA OPERATIONS
Tons of ore milled	10,686	58,417	27,984	99,782
Mining cost per ton of ore	$403.38	$129.75	$402.94	$164.08
Milling cost per ton of ore	$219.32	$75.44	$176.63	$90.74
Ore grade milled - Gold (oz./ton)	1.519	0.259	1.232	0.276
Ore grade milled - Silver (oz./ton)	2.07	1.63	1.7	1.99
Gold produced (oz.)	14,791	12,694	31,756	23,058
Silver produced (oz.)	15,988	49,449	37,443	116,887
Cash cost, after by-product credits, per gold ounce [1]	$694	$1,274	$716	$1,502
AISC, after by-product credits, per gold ounce [1]	$769	$2,347	$787	$2,666
Capital additions (in thousands)	$612	$17,269	$1,469	$39,074

(1) Cash cost, after by-product credits, per ounce and AISC, after by-product credits. per ounce represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) to cash cost, after by-product credits can be found in the cash cost per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. The primary metal produced at Casa Berardi is gold, with a by-product credit for the value of silver production.

Non-GAAP Measures

(Unaudited)

Reconciliation of Cost of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP) to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of cost of sales and other direct production costs and depreciation, depletion and amortization to the non-GAAP measures of Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits and AISC, After By-product Credits for our operations at the Greens Creek, Lucky Friday, San Sebastian and Casa Berardi units for the three- and six-month periods ended June 30, 2020 and 2019.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that we utilize to measure each mine's operating performance. AISC, After By-product Credits, per Ounce is an important operating statistic that we utilize as a measures of our mines' net cash flow after costs for exploration, pre-development, reclamation, and sustaining capital. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our mines versus those of our competitors. As a silver and gold mining company, we also use these statistics on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare our performance with that of other silver mining companies, and aggregating Casa Berardi and Nevada Operations for comparison to other gold mining companies. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each mine also includes on-site exploration, reclamation, and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense, reclamation, exploration, and pre-development. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective. Cash Cost, After By-product Credits, per Ounce is a measure developed by precious metals companies (including the Silver Institute) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that our reporting of these non-GAAP measures are the same as those reported by other mining companies.

The Casa Berardi, Nevada Operations and combined gold properties information below reports Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, its primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi and Nevada Operations. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi and Nevada Operations units is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek, Lucky Friday and San Sebastian, our combined silver properties. Similarly, the silver produced at our other three units is not included as a by-product credit when calculating the gold metrics for Casa Berardi and Nevada Operations.

In thousands (except per ounce amounts)	Three Months Ended June 30, 2020
	Greens Creek	Lucky Friday(2)	San Sebastian (3)	Corporate(4)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$57,672	11,455	$4,010		$73,137
Depreciation, depletion and amortization	(12,988)	(1,894)	(895)		(15,777)
Treatment costs	20,016	3,032	47		23,095
Change in product inventory	(4,020)	(118)	(398)		(4,536)
Reclamation and other costs	93	—	(296)		(203)
Exclusion of Lucky Friday costs	—	(12,475)	—		(12,475)
Cash Cost, Before By-product Credits (1)	60,773	—	2,468		63,241
Reclamation and other costs	789		114		903
Exploration	—		—	314	314
Sustaining capital	4,501		(1)	—	4,500
General and administrative				6,979	6,979
AISC, Before By-product Credits (1)	66,063	—	2,581		75,937
By-product credits:
Zinc	(19,913)	—			(19,913)
Gold	(19,427)	—	(2,287)		(21,714)
Lead	(7,133)	—			(7,133)
Total By-product credits	(46,473)	—	(2,287)		(48,760)
Cash Cost, After By-product Credits	$14,300	$—	$181		$14,481
AISC, After By-product Credits	$19,590	$—	$294		$27,177
Divided by ounces produced	2,754	—	158		2,912
Cash Cost, Before By-product Credits, per Ounce	$22.06	$—	$15.61		$21.71
By-product credits per ounce	(16.87)	—	(14.47)		(16.74)
Cash Cost, After By-product Credits, per Ounce	$5.19	$—	$1.14		$4.97
AISC, Before By-product Credits, per Ounce	$23.98	$—	$16.32		$26.07
By-product credits per ounce	(16.87)	—	(14.47)		(16.74)
AISC, After By-product Credits, per Ounce	$7.11	$—	$1.85		$9.33

In thousands (except per ounce amounts)	Three months ended June 30, 2020
	Casa Berardi (5)	Nevada Operations (6)	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$45,582	$13,557	$59,139
Depreciation, depletion and amortization	(17,281)	(6,365)	(23,646)
Treatment costs	558	19	577
Change in product inventory	(400)	3,669	3,269
Reclamation and other costs	(92)	(328)	(420)
Cash Cost, Before By-product Credits (1)	28,367	10,552	38,919
Reclamation and other costs	94	327	421
Exploration	467	—	467
Sustaining capital	4,278	774	5,052
AISC, Before By-product Credits (1)	33,206	11,653	44,859
By-product credits:
Silver	(92)	(282)	(374)
Total By-product credits	(92)	(282)	(374)
Cash Cost, After By-product Credits	$28,275	$10,270	$38,545
AISC, After By-product Credits	$33,114	$11,371	$44,485
Divided by ounces produced	31	15	46
Cash Cost, Before By-product Credits, per Ounce	$922	$713	$854
By-product credits per ounce	(3)	(19)	(8)
Cash Cost, After By-product Credits, per Ounce	$919	$694	$846
AISC, Before By-product Credits, per Ounce	$1,080	$788	$985
By-product credits per ounce	(3)	(19)	(8)
AISC, After By-product Credits, per Ounce	$1,077	$769	$977

In thousands (except per ounce amounts)	Three months ended June 30, 2020
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$73,137	$59,139	$132,276
Depreciation, depletion and amortization	(15,777)	(23,646)	(39,423)
Treatment costs	23,095	577	23,672
Change in product inventory	(4,536)	3,269	(1,267)
Reclamation and other costs	(203)	(420)	(623)
Exclusion of Lucky Friday costs	(12,475)	—	(12,475)
Cash Cost, Before By-product Credits (1)	63,241	38,919	102,160
Reclamation and other costs	903	421	1,324
Exploration	314	467	781
Sustaining capital	4,500	5,052	9,552
General and administrative	6,979	—	6,979
AISC, Before By-product Credits (1)	75,937	44,859	120,796
By-product credits:
Zinc	(19,913)	—	(19,913)
Gold	(21,714)	—	(21,714)
Lead	(7,133)	—	(7,133)
Silver		(374)	(374)
Total By-product credits	(48,760)	(374)	(49,134)
Cash Cost, After By-product Credits	$14,481	$38,545	$53,026
AISC, After By-product Credits	$27,177	$44,485	$71,662
Divided by ounces produced	2,912	46
Cash Cost, Before By-product Credits, per Ounce	$21.71	$854
By-product credits per ounce	(16.74)	(8)
Cash Cost, After By-product Credits, per Ounce	$4.97	$846
AISC, Before By-product Credits, per Ounce	$26.07	$985
By-product credits per ounce	(16.74)	(8)
AISC, After By-product Credits, per Ounce	$9.33	$977

In thousands (except per ounce amounts)	Three Months Ended June 30, 2019
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(4)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$45,650	$4,951	$11,143		$61,744
Depreciation, depletion and amortization	(10,850)	(422)	(1,848)		(13,120)
Treatment costs	10,964	524	238		11,726
Change in product inventory	4,577	(641)	(190)		3,746
Reclamation and other costs	(933)	—	(422)		(1,355)
Exclusion of Lucky Friday cash costs	—	(4,412)	—		(4,412)
Cash Cost, Before By-product Credits (1)	49,408	—	8,921		58,329
Reclamation and other costs	738	—	123		861
Exploration	79	—	1,483	497	2,059
Sustaining capital	8,665	—	1,308	12	9,985
General and administrative				8,918	8,918
AISC, Before By-product Credits (1)	58,890	—	11,835		80,152
By-product credits:
Zinc	(22,221)	—	—		(22,221)
Gold	(15,350)	—	(4,645)		(19,995)
Lead	(6,198)	—	—		(6,198)
Total By-product credits	(43,769)	—	(4,645)		(48,414)
Cash Cost, After By-product Credits	$5,639	$—	$4,276		$9,915
AISC, After By-product Credits	$15,121	$—	$7,190		$31,738
Divided by ounces produced	2,372	—	464		2,836
Cash Cost, Before By-product Credits, per Ounce	$20.83	$—	$19.23		$20.57
By-product credits per ounce	(18.45)	—	(10.01)		(17.07)
Cash Cost, After By-product Credits, per Ounce	$2.38	$—	$9.22		$3.50
AISC, Before By-product Credits, per Ounce	$24.82	$—	$25.51		$28.23
By-product credits per ounce	(18.45)	—	(10.01)		(17.07)
AISC, After By-product Credits, per Ounce	$6.37	$—	$15.50		$11.16

In thousands (except per ounce amounts)	Three Months Ended June 30, 2019
	Casa Berardi	Nevada Operations	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$55,152	$37,519	$92,671
Depreciation, depletion and amortization	(18,561)	(17,796)	(36,357)
Treatment costs	427	36	463
Change in product inventory	(2,367)	(1,969)	(4,336)
Reclamation and other costs	(128)	(885)	(1,013)
Cash Cost, Before By-product Credits (1)	34,523	16,905	51,428
Reclamation and other costs	127	378	505
Exploration	941	698	1,639
Sustaining capital	9,431	12,553	21,984
AISC, Before By-product Credits (1)	45,022	30,534	75,556
By-product credits:
Silver	(91)	(739)	(830)
Total By-product credits	(91)	(739)	(830)
Cash Cost, After By-product Credits	$34,432	$16,166	$50,598
AISC, After By-product Credits	$44,931	$29,795	$74,726
Divided by ounces produced	31	13	44
Cash Cost, Before By-product Credits, per Ounce	$1,104	$1,332	$1,170
By-product credits per ounce	(3)	(58)	(19)
Cash Cost, After By-product Credits, per Ounce	$1,101	$1,274	$1,151
AISC, Before By-product Credits, per Ounce	$1,440	$2,405	$1,719
By-product credits per ounce	(3)	(58)	(19)
AISC, After By-product Credits, per Ounce	$1,437	$2,347	$1,700

In thousands (except per ounce amounts)	Three Months Ended June 30, 2019
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$61,744	$92,671	$154,415
Depreciation, depletion and amortization	(13,120)	(36,357)	(49,477)
Treatment costs	11,726	463	12,189
Change in product inventory	3,746	(4,336)	(590)
Reclamation and other costs	(1,355)	(1,013)	(2,368)
Exclusion of Lucky Friday cash costs	(4,412)	—	(4,412)
Cash Cost, Before By-product Credits (1)	58,329	51,428	109,757
Reclamation and other costs	861	505	1,366
Exploration	2,059	1,639	3,698
Sustaining capital	9,985	21,984	31,969
General and administrative	8,918	—	8,918
AISC, Before By-product Credits (1)	80,152	75,556	155,708
By-product credits:
Zinc	(22,221)	—	(22,221)
Gold	(19,995)	—	(19,995)
Lead	(6,198)	—	(6,198)
Silver		(830)	(830)
Total By-product credits	(48,414)	(830)	(49,244)
Cash Cost, After By-product Credits	$9,915	$50,598	$60,513
AISC, After By-product Credits	$31,738	$74,726	$106,464
Divided by ounces produced	2,836	44
Cash Cost, Before By-product Credits, per Ounce	$20.57	$1,170
By-product credits per ounce	(17.07)	(19)
Cash Cost, After By-product Credits, per Ounce	$3.50	$1,151
AISC, Before By-product Credits, per Ounce	$28.23	$1,719
By-product credits per ounce	(17.07)	(19)
AISC, After By-product Credits, per Ounce	$11.16	$1,700

In thousands (except per ounce amounts)	Six Months Ended June 30, 2020
	Greens Creek	Lucky Friday(2)	San Sebastian (3)	Corporate(4)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$106,853	$14,287	$12,311		$133,451
Depreciation, depletion and amortization	(25,417)	(2,196)	(2,368)		(29,981)
Treatment costs	35,842	3,464	151		39,457
Change in product inventory	(1,150)	796	(145)		(499)
Reclamation and other costs	413	—	(658)		(245)
Exclusion of Lucky Friday costs	—	(16,351)	—		(16,351)
Cash Cost, Before By-product Credits (1)	116,541	—	9,291		125,832
Reclamation and other costs	1,577	—	228		1,805
Exploration	4	—	—	664	668
Sustaining capital	10,011	—	55	—	10,066
General and administrative				15,918	15,918
AISC, Before By-product Credits (1)	128,133	—	9,574		154,289
By-product credits:
Zinc	(35,939)	—			(35,939)
Gold	(36,624)		(6,716)		(43,340)
Lead	(14,059)	—			(14,059)
Total By-product credits	(86,622)	—	(6,716)		(93,338)
Cash Cost, After By-product Credits	$29,919	$—	$2,575		$32,494
AISC, After By-product Credits	$41,511	$—	$2,858		$60,951
Divided by ounces produced	5,530	—	505		6,035
Cash Cost, Before By-product Credits, per Ounce	$21.07	$—	$18.39		$20.85
By-product credits per ounce	(15.66)	—	(13.30)		(15.47)
Cash Cost, After By-product Credits, per Ounce	$5.41	$—	$5.09		$5.38
AISC, Before By-product Credits, per Ounce	$23.17	$—	$18.95		$25.57
By-product credits per ounce	(15.66)	—	(13.30)		(15.47)
AISC, After By-product Credits, per Ounce	$7.51	$—	$5.65		$10.10

In thousands (except per ounce amounts)	Six Months Ended June 30, 2020
	Casa Berardi (5)	Nevada Operations (6)	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$93,907	$30,471	$124,378
Depreciation, depletion and amortization	(33,678)	(15,430)	(49,108)
Treatment costs	1,132	45	1,177
Change in product inventory	1,208	8,949	10,157
Reclamation and other costs	(189)	(654)	(843)
Cash Cost, Before By-product Credits (1)	62,380	23,381	85,761
Reclamation and other costs	190	654	844
Exploration	1,158	—	1,158
Sustaining capital	12,784	1,600	14,384
AISC, Before By-product Credits (1)	76,512	25,635	102,147
By-product credits:
Silver	(192)	(635)	(827)
Total By-product credits	(192)	(635)	(827)
Cash Cost, After By-product Credits	$62,188	$22,746	$84,934
AISC, After By-product Credits	$76,320	$25,000	$101,320
Divided by ounces produced	58	32	90
Cash Cost, Before By-product Credits, per Ounce	$1,084	$736	$961
By-product credits per ounce	(3)	(20)	(9)
Cash Cost, After By-product Credits, per Ounce	$1,081	$716	$952
AISC, Before By-product Credits, per Ounce	$1,330	$807	$1,144
By-product credits per ounce	(3)	(20)	(9)
AISC, After By-product Credits, per Ounce	$1,327	$787	$1,135

In thousands (except per ounce amounts)	Six Months Ended June 30, 2020
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$133,451	$124,378	$257,829
Depreciation, depletion and amortization	(29,981)	(49,108)	(79,089)
Treatment costs	39,457	1,177	40,634
Change in product inventory	(499)	10,157	9,658
Reclamation and other costs	(245)	(843)	(1,088)
Exclusion of Lucky Friday costs	(16,351)	—	(16,351)
Cash Cost, Before By-product Credits (1)	125,832	85,761	211,593
Reclamation and other costs	1,805	844	2,649
Exploration	668	1,158	1,826
Sustaining capital	10,066	14,384	24,450
General and administrative	15,918	—	15,918
AISC, Before By-product Credits (1)	154,289	102,147	256,436
By-product credits:
Zinc	(35,939)	—	(35,939)
Gold	(43,340)	—	(43,340)
Lead	(14,059)	—	(14,059)
Silver		(827)	(827)
Total By-product credits	(93,338)	(827)	(94,165)
Cash Cost, After By-product Credits	$32,494	$84,934	$117,428
AISC, After By-product Credits	$60,951	$101,320	$162,271
Divided by ounces produced	6,035	90
Cash Cost, Before By-product Credits, per Ounce	$20.85	$961
By-product credits per ounce	(15.47)	(9)
Cash Cost, After By-product Credits, per Ounce	$5.38	$952
AISC, Before By-product Credits, per Ounce	$25.57	$1,144
By-product credits per ounce	(15.47)	(9)
AISC, After By-product Credits, per Ounce	$10.10	$1,135

In thousands (except per ounce amounts)	Six Months Ended June 30, 2019
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(4)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$99,762	$7,132	$23,495		$130,389
Depreciation, depletion and amortization	(23,220)	(591)	(3,608)		(27,419)
Treatment costs	21,316	1,334	369		23,019
Change in product inventory	712	842	(1,043)		511
Reclamation and other costs	(1,347)	—	(735)		(2,082)
Exclusion of Lucky Friday cash costs	—	(8,717)	—		(8,717)
Cash Cost, Before By-product Credits (1)	97,223	—	18,478		115,701
Reclamation and other costs	1,475	—	246		1,721
Exploration	160	—	3,200	938	4,298
Sustaining capital	13,977	—	1,814	73	15,864
General and administrative				18,877	18,877
AISC, Before By-product Credits (1)	112,835	—	23,738		156,461
By-product credits:
Zinc	(45,506)	—	—		(45,506)
Gold	(31,868)		(9,247)		(41,115)
Lead	(13,115)	—	—		(13,115)
Total By-product credits	(90,489)	—	(9,247)		(99,736)
Cash Cost, After By-product Credits	$6,734	$—	$9,231		$15,965
AISC, After By-product Credits	$22,346	$—	$14,491		$56,725
Divided by ounces produced	4,605	—	905		5,510
Cash Cost, Before By-product Credits, per Ounce	$21.11	$—	$20.42		$21.00
By-product credits per ounce	(19.65)	—	(10.22)		(18.10)
Cash Cost, After By-product Credits, per Ounce	$1.46	$—	$10.20		$2.90
AISC, Before By-product Credits, per Ounce	$24.50	$—	$26.24		$28.39
By-product credits per ounce	(19.65)	—	(10.22)		(18.10)
AISC, After By-product Credits, per Ounce	$4.85	$—	$16.02		$10.29

In thousands (except per ounce amounts)	Six Months Ended June 30, 2019
	Casa Berardi	Nevada Operations	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$104,233	$68,966	$173,199
Depreciation, depletion and amortization	(34,716)	(26,129)	(60,845)
Treatment costs	869	74	943
Change in product inventory	(99)	(5,215)	(5,314)
Reclamation and other costs	(257)	(1,264)	(1,521)
Cash Cost, Before By-product Credits (1)	70,030	36,432	106,462
Reclamation and other costs	256	756	1,012
Exploration	2,287	816	3,103
Sustaining capital	15,123	25,260	40,383
AISC, Before By-product Credits (1)	87,696	63,264	150,960
By-product credits:
Silver	(217)	(1,796)	(2,013)
Total By-product credits	(217)	(1,796)	(2,013)
Cash Cost, After By-product Credits	$69,813	$34,636	$104,449
AISC, After By-product Credits	$87,479	$61,468	$148,947
Divided by ounces produced	63	23	86
Cash Cost, Before By-product Credits, per Ounce	$1,110	$1,580	$1,236
By-product credits per ounce	(3)	(78)	(23)
Cash Cost, After By-product Credits, per Ounce	$1,107	$1,502	$1,213
AISC, Before By-product Credits, per Ounce	$1,390	$2,744	$1,752
By-product credits per ounce	(3)	(78)	(23)
AISC, After By-product Credits, per Ounce	$1,387	$2,666	$1,729

In thousands (except per ounce amounts)	Six Months Ended June 30, 2019
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$130,389	$173,199	$303,588
Depreciation, depletion and amortization	(27,419)	(60,845)	(88,264)
Treatment costs	23,019	943	23,962
Change in product inventory	511	(5,314)	(4,803)
Reclamation and other costs	(2,082)	(1,521)	(3,603)
Exclusion of Lucky Friday cash costs	(8,717)	—	(8,717)
Cash Cost, Before By-product Credits (1)	115,701	106,462	222,163
Reclamation and other costs	1,721	1,012	2,733
Exploration	4,298	3,103	7,401
Sustaining capital	15,864	40,383	56,247
General and administrative	18,877	—	18,877
AISC, Before By-product Credits (1)	156,461	150,960	307,421
By-product credits:
Zinc	(45,506)	—	(45,506)
Gold	(41,115)	—	(41,115)
Lead	(13,115)	—	(13,115)
Silver		(2,013)	(2,013)
Total By-product credits	(99,736)	(2,013)	(101,749)
Cash Cost, After By-product Credits	$15,965	$104,449	$120,414
AISC, After By-product Credits	$56,725	$148,947	$205,672
Divided by ounces produced	5,510	86
Cash Cost, Before By-product Credits, per Ounce	$21.00	$1,236
By-product credits per ounce	(18.10)	(23)
Cash Cost, After By-product Credits, per Ounce	$2.90	$1,213
AISC, Before By-product Credits, per Ounce	$28.39	$1,752
By-product credits per ounce	(18.10)	(23)
AISC, After By-product Credits, per Ounce	$10.29	$1,729

(1)

Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, before by-product revenues earned from all metals other than the primary metal produced at each unit. AISC, Before By-product Credits also includes on-site exploration, reclamation, and sustaining capital costs.

(2)

The unionized employees at Lucky Friday were on strike from March 2017 until January 2020, and production at Lucky Friday has been limited since the start of the strike. Costs related to ramp-up activities totaling $9.3 million in the first half of 2020, and suspension-related costs totaling $3.0 million during the strike in the first half of 2019, along with $4.1 million and $2.1 million, respectively, in non-cash depreciation expense for those periods, have been excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(3)

In early April 2020, the Government of Mexico issued an order to the mining industry to reduce operations to a minimum level until April 30 in response to COVID-19, and the order was subsequently extended until May 30. Our operations at San Sebastian were suspended during that time. Suspension-related costs totaling $1.0 million for the first half of 2020 are reported in a separate line item on our consolidated statements of operations and excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization, mining and milling cost per ton, and Cash Cost and AISC, After By-product Credits, per Gold Ounce.

(4)	AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense, exploration and sustaining capital.

(5)

In late March 2020, the Government of Quebec ordered the mining industry to reduce to minimum operations as part of the fight against the COVID-19 virus, causing us to suspend our Casa Berardi operations from approximately March 24 until April 15, when limited mining operations resumed, resulting in the reduced mill throughput. Suspension-related costs totaling $1.6 million for the first half of 2020 are reported in a separate line item on our consolidated statements of operations and excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization and Cash Cost and AISC, After By-product Credits, per Gold Ounce.

(6)

Production was suspended at the Hollister mine in the third quarter of 2019 and at the Midas mine and Aurora mill in late-2019. Suspension-related costs at Hollister, Midas and Aurora totaling $6.7 million for the first half of 2020 are reported in a separate line item on our consolidated statements of operations and excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization and Cash Cost and AISC, After By-product Credits, per Gold Ounce.

Reconciliation of Net Loss Applicable to Common Shareholders (GAAP) to Adjusted Net Income (Loss) Applicable to Common Stockholders (non-GAAP)

This release refers to a non-GAAP measure of adjusted net loss applicable to common stockholders and adjusted net income (loss) per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars are in thousands (except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net loss applicable to common shareholders (GAAP)	$(14,166)	$(46,670)	$(31,489)	$(72,341)
Adjusting items:
Loss (gains) on derivatives contracts	14,002	(3,798)	6,109	(1,999)
Provisional price (gains) losses	(1,579)	1,225	(4,190)	700
Foreign exchange loss (gain)	3,205	4,381	(3,431)	7,514
Ramp-up and suspension costs	9,572	2,266	22,568	5,044
Acquisition costs	6	397	11	410
Unrealized (gain) loss on investments	(6,409)	1,129	(5,431)	1,033
Foundation grant	1,970	—	1,970	—
Loss on disposition or impairment of properties, plants, equipment and mineral interests	677	4,642	573	4,642
Additional interest associated with early repayment of long-term debt	—	—	2,902	—
Loss on extinguishment of debt	—	—	1,666	—
Adjusted net income (loss) applicable to common shareholders	$7,278	$(36,428)	$(8,742)	$(54,997)
Weighted average shares - basic	525,243	486,065	524,218	484,438
Weighted average shares - diluted	531,130	486,065	524,218	484,438
Basic adjusted net income (loss) per common share	$0.01	$(0.07)	$(0.02)	$(0.11)
Diluted adjusted net income (loss) per common share	$0.01	$(0.07)	$(0.02)	$(0.11)

Reconciliation of Net Loss Income (GAAP) and Debt (GAAP) to Adjusted EBITDA (non-GAAP) and Net Debt (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance, and net debt to adjusted EBITDA for the last 12 months (or "LTM adjusted EBITDA"), which is a measure of our ability to service our debt. Adjusted EBITDA is calculated as net loss before the following items: interest expense, income tax provision, depreciation, depletion, and amortization expense, acquisition costs, foreign exchange gains and losses, gains and losses on derivative contracts, ramp-up and suspension costs, provisional price gains and losses, stock-based compensation, unrealized losses and gains on investments, provisions for closed operations, Foundation grant expense and interest and other income (expense). Net debt is calculated as total debt, which consists of the liability balances for our Senior Notes, revolving credit facility and finance leases, less the total of our cash and cash equivalents. Management believes that, when presented in conjunction with comparable GAAP measures, Adjusted EBITDA and net debt to LTM adjusted EBITDA are useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles net loss and debt to Adjusted EBITDA and net debt:

Dollars are in thousands	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2020	2019	2020	2019	2020	2019
Net loss	$(14,028)	$(46,532)	$(31,213)	$(72,065)	$(58,705)	$(118,942)
Plus: Interest expense	11,829	11,335	28,140	22,000	54,587	43,071
Plus/(Less): Income taxes	626	(11,179)	(436)	(18,395)	(6,142)	(26,291)
Plus: Depreciation, depletion and amortization	39,423	49,477	79,089	88,264	190,343	162,437
Plus/(Less): Foreign exchange loss (gain)	3,205	4,381	(3,431)	7,514	(2,709)	2,272
Plus: Ramp-up and suspension costs	9,572	2,266	22,568	5,044	29,575	13,919
Plus: Losses on disposition of properties, plants, equipment and mineral interests	677	4,642	573	4,642	574	2,015
Plus: Acquisition costs	6	397	11	410	246	6,938
Plus: Stock-based compensation	1,210	1,973	2,428	3,552	4,544	7,390
Plus/(Less): Losses (gains) on derivative contracts	12,594	(4,201)	4,767	(2,402)	17,128	15,870
Plus/Less: Provisional price (gain) loss	(1,579)	1,225	(4,190)	700	(45,487)	1,921
Plus: Provision for closed operations and environmental matters	1,545	1,615	3,093	3,209	6,798	6,659
Plus/(Less): Unrealized (gain) loss on investments	(6,409)	1,129	(5,431)	1,033	(4,075)	3,595
Foundation grant	1,970	—	1,970	—	1,970	—
Other	649	1,187	1,176	2,311	2,371	3,304
Adjusted EBITDA	$61,290	$17,715	$99,114	$45,817	$231,018	$124,158
Total debt					$531,054	$600,072
Less: Cash and cash equivalents					$(75,923)	$(9,434)
Net debt					$455,131	$590,638
Net debt/LTM adjusted EBITDA (non-GAAP)					2.0	4.8

Reconciliation of Cash Provided by (Used in) Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

This release refers to a non-GAAP measure of free cash flow, calculated as cash provided by (used in) operating activities, less additions to properties, plants, equipment and mineral interests. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles cash provided by (used in) operating activities to free cash flow:

Dollars are in thousands	Three Months Ended June 30,
	2020	2019
Cash provided by (used in) operating activities	$37,526	$(11,317)
Less: Additions to properties, plants equipment and mineral interests	(10,819)	(38,174)
Free cash flow	$26,707	$(49,491)

Table A – Assay Results – Q2 2020

Greens Creek (Alaska)

Zone	Drill Hole Number	Drill Hole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Zinc (%)	Lead (%)	Depth From Mine Portal (feet)
East Ore Definition	GC5412	63/-63	462.0	463.0	0.7	5.4	0.08	12.7	3.6	266
	GC5417	63/-32	332.9	340.0	7.0	12.2	0.09	7.7	2.8	509
	GC5418	63/-45	355.0	359.0	3.7	12.5	0.08	13.0	3.6	503
	GC5418	63/-45	399.3	400.3	0.9	9.5	0.02	7.0	2.8	418
	GC5419	63/-38	330.6	332.5	1.7	12.6	0.06	26.1	8.2	454
	GC5420	63/-25	302.5	304.3	1.8	11.4	0.13	4.1	1.6	531
	GC5420	63/-25	315.2	316.2	1.0	15.2	0.06	4.5	3.7	523
	GC5420	63/-25	327.7	330.7	3.0	10.6	0.12	16.6	5.0	519
	GC5424	63/-30	324.8	327.0	2.2	14.3	0.05	16.8	5.7	499
	GC5424	63/-30	336.5	337.8	1.3	6.0	0.03	15.3	4.2	489

Casa Berardi (Quebec)

Zone	Drill Hole Number	Drill Hole Section	Drill Hole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Gold (oz/ton)	Depth From Mine Surface (feet)
UG Upper Principal 128 Zone	CBP-0847	12750	180/-4	326.4	337.2	10.2	0.06	-1589
128	Including		180/-4	326.4	327.7	1.2	0.22	-1589
128	CBP-0848	12750	180/-22	383.8	395.6	11.2	0.10	-1694
128	CBP-0848	12750	180/-22	405.1	416.9	11.2	0.82	-1699
128	Including		180/-22	405.1	409.3	4.1	2.11	-1698
UG East Mine 148 Zone	CBE-0207A	14860	358/-57	1625.2	1653.1	19.7	0.32	-2839
148	Including		358/-57	1630.2	1633.4	2.5	0.28	-2835
148	Including		358/-57	1636.7	1643.3	4.6	0.78	-2840
148	CBE-0208	14880	6/-55	1676.1	1697.4	13.4	0.07	-2779
148	Including		6/-55	1681.0	1682.6	1.1	0.38	-2776
148	CBE-0218	14830E	4/-63	1704.0	1748.2	31.2	0.20	-2939
148	Including		4/-63	1707.2	1710.5	2.0	1.15	-2927
148	CBE-0219A	14805	4/-71	1877.8	1899.1	12.1	0.04	-3252
148	CBE-0219A	14820	4/-71	1971.3	1986.0	9.2	0.16	-3330
Surface East Mine 159 Zone	CBS-20-005	16170	165/-45	474.6	478.2	2.6	0.07	-345
159	CBS-20-006	16170	195/-45	242.7	370.6	88.6	0.06	-236
159	Including		195/-45	331.3	351.0	13.4	0.24	-260
159	CBS-20-007	16170	180/-45	223.0	232.9	6.9	0.04	-179
159	CBS-20-007	16170	180/-45	469.0	480.5	7.9	0.04	-345
159	Including		180/-45	472.3	474.0	1.3	0.15	-346
Surface East Mine 160 Zone	CBF-160-103	15825	360/-47	411.0	430.7	15.4	0.06	-319
160	CBF-160-103	15825	360/-47	1153.9	1190.6	27.9	0.04	-832
160	CBF-160-103	15825	360/-47	1208.7	1265.4	42.6	0.05	-873
160	Including		360/-47	1210.3	1219.2	5.2	0.17	-859
160	CBF-160-103	15825	360/-47	1306.1	1323.2	12.8	0.03	-923
160	CBF-160-103	15825	360/-47	1371.4	1383.5	8.5	0.03	-964

San Sebastian (Mexico)

Zone	Drill Hole Number	Drill Hole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Zinc (%)	Lead (%)	Copper (%)	Depth From Surface (feet)
EL TORO VEIN	SS-2015	75/-60	397.0	404.0	5.9	4.5	0.02	0.0	0.0	0.0	340.5
EL TORO VEIN	SS-2016	75/-68	435.3	441.9	4.5	5.6	0.03	0.0	0.0	0.0	404.6
EL TORO VEIN	SS-2017	75/-60	348.3	351.4	2.5	7.8	0.07	0.0	0.0	0.0	293.8
EL TORO VEIN	SS-2018	75/-60	444.8	451.6	5.3	8.4	0.06	0.0	0.0	0.0	385.4
EL TORO VEIN	SS-2021	75/-60	434.1	438.7	3.8	6.0	0.03	0.0	0.0	0.0	373.5

Fire Creek (Nevada)

Zone	Drill Hole Number	Drill Hole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Gold (oz/ton)	Silver (oz/ton)	Depth From Mine Portal (feet)
Spiral 4	FCU-1174	73/-14	19.8	21.4	1.5	0.30	0.3	-517
Spiral 4	FCU-1174	73/-14	27.0	32.1	4.8	0.79	0.9	-519
Spiral 4	including		28.8	30.8	1.9	1.13	1.4	-519
Spiral 4	including		30.8	32.1	1.2	1.12	1.0	-520
Spiral 4	FCU-1174	73/-14	345.3	349.0	3.6	0.19	1.6	-596
Spiral 4	FCU-1174	73/-14	366.0	368.0	1.9	0.12	0.3	-601
Spiral 4	FCU-1175	84/-22	244.5	246.0	1.3	0.20	0.3	-604
Spiral 4	FCU-1175	84/-22	364.0	365.0	0.8	0.31	1.2	-649
Spiral 4	FCU-1175	84/-22	547.0	552.7	4.8	0.29	0.5	-718
Spiral 4	including		547.0	548.7	1.4	0.43	0.3	-717
Spiral 4	including		550.0	551.0	0.8	0.60	0.3	-718
Spiral 4	FCU-1175	84/-22	564.5	566.0	1.3	0.29	0.3	-724
Spiral 4	FCU-1175	84/-22	583.0	583.8	0.7	2.63	26.6	-731

Category: Earnings

Contacts

Mike Westerlund
Vice President - Investor Relations
800-HECLA91 (800-432-5291)
Email: hmc-info@hecla-mining.com
Website: www.hecla-mining.com